Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 22, 2019	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2019;
DECLARES QUARTERLY DIVIDEND OF $0.13 PER COMMON SHARE;
CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR WEDNESDAY, JAN. 23, 3:30PM, CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the second quarter of fiscal 2019 of $7.5 million, an increase of $2.3 million, or 44.2%, as compared to the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, and decreases in provision for income taxes and provision for loan losses, partially offset by an increase in noninterest expense. Preliminary net income per fully diluted common share was $.81, an increase of $.21 as compared to the $.60 per fully diluted common share reported for the same period of the prior fiscal year. During the quarter, the Company completed its acquisition of Gideon Bancshares, the parent company for First Commercial Bank (the Gideon Acquisition).

Highlights for the second quarter of fiscal 2019:

Annualized return on average assets was 1.41%, while annualized return on average equity was 13.9%, as compared to 1.17% and 11.6%, respectively, in the same quarter a year ago, and 1.43% and 13.4%, respectively, in the first quarter of fiscal 2019, the linked quarter.

Earnings per common share (diluted) were $.81, up $.21, or 35.0%, as compared to the same quarter a year ago, and up $.05, or 6.6%, from the first quarter of fiscal 2019, the linked quarter.

Net loan growth for the second quarter was $177.3 million, which included $144.3 million in loans acquired in the Gideon Acquisition, as organic growth slowed following the first quarter, but remained seasonally strong. Net loans are up $238.1 million, or 15.2%, for the fiscal year to date.

Deposit growth was $204.9 million for the second quarter, and included $171.2 million assumed in the Gideon Acquisition, as organic deposit growth improved compared to the first quarter. Deposits are up $216.1 million, or 13.7%, for the fiscal year to date.

Net interest margin was 3.71%, down from the 3.87% reported for the year ago period, and from 3.92% for the first quarter of fiscal 2019, the linked quarter. Discount accretion in the current quarter was down significantly from both the year-ago period and from the linked quarter, as discussed in detail below.

Noninterest income, excluding securities gains, was up 29.2% compared to the year ago period, and up 18.2% as compared to the first quarter of fiscal 2019, the linked quarter, due in large part to $406,000 in nonrecurring income items discussed below.

Noninterest expense was up 19.3% compared to the year ago period, and up 9.6% from the first quarter of fiscal 2019, the linked quarter, due in large part to $420,000 in charges related to merger and acquisition activity, an amount significantly higher than in the year ago period or linked quarter.

Nonperforming assets were $24.4 million, or 1.11% of total assets, at December 31, 2018, as compared to $13.1 million, or 0.69% of total assets, at June 30, 2018, and $11.0 million, or 0.62% of total assets, at December 31, 2017. The increase was attributable to the Gideon Acquisition.

Dividend Declared:

The Board of Directors, on January 15, 2019, declared a quarterly cash dividend on common stock of $0.13, payable February 28, 2019, to stockholders of record at the close of business on February 15, 2019, marking the 99th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Wednesday, January 23, 2019, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through February 5, 2019. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10128130.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2019, with total assets of $2.2 billion at December 31, 2018, reflecting an increase of $320.2 million, or 17.0%, as compared to June 30, 2018. Asset growth was comprised mainly of increases in loans, available-for-sale securities, and cash and cash equivalents, and was attributable in large part to the Gideon Acquisition.

Available-for-sale (“AFS”) securities were $197.9 million at December 31, 2018, an increase of $51.5 million, or 35.2%, as compared to June 30, 2018. The increase reflects the securities acquired in the Gideon Acquisition. Cash equivalents and time deposits were $40.1 million, an increase of $11.8 million, or 41.8%, as compared to June 30, 2018.

Loans, net of the allowance for loan losses, were $1.8 billion at December 31, 2018, an increase of $238.1 million, or 15.2%, as compared to June 30, 2018. The increase was attributable in large part to the Gideon Acquisition, which included loans recorded at a fair value of $144.3 million. Inclusive of the acquisition, the portfolio saw growth in commercial real estate loans, commercial loans, residential real estate loans, consumer loans, and drawn balances on construction loans. Commercial real estate loans increased due to growth in loans secured by nonresidential properties, agricultural real estate, and unimproved land. The increase in commercial loan balances was attributable primarily to growth in commercial & industrial loan balances. Growth in residential real estate loans was attributable primarily to loans secured by multifamily real estate. Loans anticipated to fund in the next 90 days stood at $93.3 million at December 31, 2018, as compared to $80.8 million at June 30, 2018, and $97.3 million at December 31, 2017.

Nonperforming loans were $20.5 million, or 1.12% of gross loans, at December 31, 2018, as compared to $9.2 million, or 0.58% of gross loans, at June 30, 2018. Nonperforming assets were $24.4 million, or 1.11% of total assets, at December 31, 2018, as compared to $13.1 million, or 0.69% of total assets, at June 30, 2018. The increase in nonperforming loans was attributed to the Gideon Acquisition, which included nonperforming loans of $12.9 million. The increase in nonperforming assets was attributable primarily to the increase in nonaccrual loans, discussed above, and nominal increases in foreclosed property due to the Gideon Acquisition and new foreclosures, partially offset by the sale during the quarter of foreclosed real estate with a carrying value of approximately $1.3 million. Our allowance for loan losses at December 31, 2018, totaled $19.0 million, representing 1.04% of gross loans and 93.0% of nonperforming loans, as compared to $18.2 million, or 1.15% of gross loans and 198.6% of nonperforming loans, at June 30, 2018. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at December 31, 2018, is adequate, based on that measurement.

Total liabilities were $2.0 billion at December 31, 2018, an increase of $296.8 million, or 17.6%, as compared to June 30, 2018.

Deposits were $1.8 billion at December 31, 2018, an increase of $216.1 million, or 13.7%, as compared to June 30, 2018. The increase was attributable in large part to the Gideon Acquisition, which included deposits assumed at a fair value of $171.2 million. Inclusive of the acquisition, deposit balances saw growth in certificates of deposit, money market deposit accounts, noninterest bearing transaction accounts, interest-bearing transaction accounts, and passbook and statement savings accounts. Since June 30, 2018, the Company’s public unit deposits increased $11.1 million, as it assumed approximately $18.6 million in public unit deposits in the Gideon Acquisition. Also since June 30, 2018, brokered certificates of deposit increased $35.2 million, and brokered nonmaturity deposits increased $809,000, with no brokered funding assumed in the Gideon Acquisition. The Company utilized brokered funding in addition to overnight borrowings to provide funding for loan growth and to maintain pricing discipline for retail deposits, and as we anticipate a seasonal increase in deposit growth in the third quarter of the fiscal year, accompanied by a seasonal slowdown in loan growth. Our discussion of brokered deposits excludes those deposits originated through reciprocal arrangements, as our reciprocal deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits. Recently updated regulatory guidance, adopted following the May 2018 enactment of the Economic Growth, Regulatory Relief, and Consumer Protection Act (Senate Bill 2155), has generally exempted deposits originated through such reciprocal arrangements from classification as brokered deposits for regulatory purposes, subject to some limitations. The average loan-to-deposit ratio for the second quarter of fiscal 2019 was 101.4%, as compared to 98.4% for the same period of the prior fiscal year.

FHLB advances were $155.8 million at December 31, 2018, an increase of $79.1 million, or 103.2%, as compared to June 30, 2018, with the increase primarily attributable to the Company’s use of overnight funding, as discussed above, to provide for loan growth in excess of deposit growth, and, to a lesser extent, the assumption of advances totaling $18.7 million, at fair value, in the Gideon Acquisition.

The Company’s stockholders’ equity was $224.0 million at December 31, 2018, an increase of $23.3 million, or 11.6%, as compared to June 30, 2018. The increase was attributable to retained earnings, equity issued in the Gideon Acquisition, and a decrease in accumulated other comprehensive loss, which was due to a decrease in market interest rates.

Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2018, was $18.1 million, an increase of $2.4 million, or 15.1%, as compared to the same period of the prior fiscal year. The increase was attributable to a 20.0% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.71% in the current three-month period, from 3.87% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield), and the Gideon Acquisition resulted in an additional $467,000 in net interest income for the three-month period ended December 31, 2018, as compared to $860,000 in net interest income for the same period a year ago. The year ago period included larger amounts realized due to the resolution of specific acquired impaired credits and the repayment from borrowers of amounts previously charged off by acquired institutions; partially offsetting these declines, discount accretion from the Gideon and SMB-Marshfield acquisitions had no comparable item in the same period a year ago. Combined, these components of net interest income contributed 10 basis points to net interest margin in the three-month period ended December 31, 2018, as compared to a contribution of 21 basis points for the same period of the prior fiscal year. For the linked quarter, ended September 30, 2018, when net interest margin was 3.92%, comparable discount accretion contributed 27 basis points to the net interest margin, as the Company was able to resolve specific acquired impaired credits. The Company realized loan discount accretion for a portion of the current quarter for the Gideon Acquisition, as a result of the mid-quarter closing. Over the longer term, the Company expects this component of net interest income to decline, although accretion related to the Gideon Acquisition will not have comparable recognition in the year ago period for the remainder of the fiscal year, and to the extent that we have periodic resolution of specific credit impaired loans, this may create volatility in this component of net interest income.

The provision for loan losses for the three-month period ended December 31, 2018, was $314,000, as compared to $642,000 in the same period of the prior fiscal year. Decreased provisioning was attributed primarily to continued low levels of net charge offs and a stable outlook regarding the credit quality of the Company’s legacy loan portfolio. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.07% (annualized), while the Company recorded net charge offs during the period of 0.02% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.18% (annualized), while the Company recorded net charge offs of 0.04% (annualized).

The Company’s noninterest income for the three-month period ended December 31, 2018, was $4.1 million, an increase of $880,000, or 27.7%, as compared to the same period of the prior fiscal year. The increase was attributable in part to a nonrecurring benefit in the current period of $346,000 related to bank-owned life insurance, and a $60,000 gain related to the Company’s sale of stock in a banker’s bank, which had been acquired in a recent acquisition. In addition, the Company realized increased bank card interchange income, deposit account service charges, and loan fees, partially offset by a reduction in gains realized on the sale of residential loans originated for sale into the secondary market and inclusion in the year-ago period’s results of gains on sales of available-for-sale securities, with no comparable income in the current period.

Noninterest expense for the three-month period ended December 31, 2018, was $12.6 million, an increase of $2.0 million, or 19.3%, as compared to the same period of the prior fiscal year. The increase was attributable in part to $420,000 in charges directly attributable to the Gideon Acquisition, including primarily data processing charges, retention bonuses, and legal fees. In the year ago period, comparable charges totaled $111,000. Additionally, the Company realized increases in compensation and benefits, occupancy expenses, bank card network expense, expenses related to and losses on disposition of foreclosed real estate, higher expenses related to electronic banking, and provision for off-balance sheet credit exposure, partially offset by a decrease in marketing expenses. Provisioning for off-balance sheet credit exposure increased to $162,000 in the current quarter, as compared to a recovery of $72,000 in the year ago period, as seasonal increases in available credit on agricultural and commercial loans required additional provisioning in the current quarter, while in the year ago quarter similar increases in available credit were more than offset by a decline in available credit on construction lines. The efficiency ratio for the three-month period ended December 31, 2018, was 56.7%, as compared to 55.8% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended December 31, 2018, was $1.8 million, a decrease of $744,000, or 29.2%, as compared to the same period of the prior fiscal year, attributable to a decrease in the effective tax rate, to 19.5%, as compared to 33.0% in the year-ago period, partially offset by an increase in pre-tax income. The lower effective tax rate was attributed to the December 2017 enactment of a reduction in the federal corporate income tax rate, which also increased the effective tax rate during the quarter ended December 31, 2017, as the enactment of the tax rate reduction required a revaluation of the Company’s deferred tax asset.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	December 31	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2018	2018	2018	2018	2017

Cash equivalents and time deposits	$40,095	$24,086	$28,279	$32,730	$35,734
Available for sale securities	197,872	144,625	146,325	146,127	148,353
FHLB/FRB membership stock	12,905	11,007	9,227	7,731	7,504
Loans receivable, gross	1,820,500	1,642,946	1,581,594	1,539,708	1,469,842
Allowance for loan losses	19,023	18,790	18,214	17,263	16,867
Loans receivable, net	1,801,477	1,624,156	1,563,380	1,522,445	1,452,975
Bank-owned life insurance	37,845	37,794	37,547	37,188	34,795
Intangible assets	24,963	19,634	19,996	20,213	14,752
Premises and equipment	62,253	54,669	54,832	55,495	53,479
Other assets	28,869	27,657	26,529	27,864	29,105
Total assets	$2,206,279	$1,943,628	$1,886,115	$1,849,793	$1,776,697

Interest-bearing deposits	$1,556,051	$1,392,006	$1,376,385	$1,377,423	$1,316,703
Noninterest-bearing deposits	239,955	199,120	203,517	196,914	192,266
Securities sold under agreements to repurchase	4,425	3,631	3,267	3,769	3,697
FHLB advances	155,765	118,307	76,652	50,850	59,914
Note payable	3,000	3,000	3,000	3,000	3,000
Other liabilities	8,060	6,533	7,655	6,420	5,721
Subordinated debt	14,994	14,969	14,945	14,921	14,896
Total liabilities	1,982,250	1,737,566	1,685,421	1,653,297	1,596,197

Common stockholders' equity	224,029	206,062	200,694	196,496	180,500
Total stockholders' equity	224,029	206,062	200,694	196,496	180,500

Total liabilities and stockholders' equity	$2,206,279	$1,943,628	$1,886,115	$1,849,793	$1,776,697

Equity to assets ratio	10.15%	10.60%	10.64%	10.62%	10.16%

Common shares outstanding	9,313,109	8,995,884	8,996,584	8,993,084	8,588,338
Less: Restricted common shares not vested	23,050	27,200	28,700	29,200	10,600
Common shares for book value determination	9,290,059	8,968,684	8,967,884	8,963,884	8,577,738

Book value per common share	$24.11	$22.98	$22.38	$21.92	$21.04
Closing market price	33.90	37.27	39.02	36.60	37.59

Nonperforming asset data as of:	December 31	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2018	2018	2018	2018	2017

Nonaccrual loans	$20,453	$7,557	$9,172	$6,218	$1,635
Accruing loans 90 days or more past due	-	-	-	-	5,681
Total nonperforming loans	20,453	7,557	9,172	6,218	7,316
Other real estate owned (OREO)	3,894	4,926	3,874	4,067	3,653
Personal property repossessed	54	51	50	75	71
Total nonperforming assets	$24,401	$12,534	$13,096	$10,360	$11,040

Total nonperforming assets to total assets	1.11%	0.64%	0.69%	0.56%	0.62%
Total nonperforming loans to gross loans	1.12%	0.46%	0.58%	0.40%	0.50%
Allowance for loan losses to nonperforming loans	93.01%	248.64%	198.58%	277.63%	230.55%
Allowance for loan losses to gross loans	1.04%	1.14%	1.15%	1.12%	1.15%

Performing troubled debt restructurings (1)	$13,148	$11,168	$11,685	$11,847	$8,472

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	December 31	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2018	2018	2018	2018	2017

Interest-bearing cash equivalents	$4,020	$3,196	$4,316	$3,898	$3,027
Available for sale securities and membership stock	199,885	161,552	158,765	159,875	157,101
Loans receivable, gross	1,744,153	1,585,741	1,547,635	1,513,674	1,463,054
Total interest-earning assets	1,948,058	1,750,489	1,710,716	1,677,447	1,623,182
Other assets	164,815	150,038	152,200	144,828	141,666
Total assets	$2,112,873	$1,900,527	$1,862,916	$1,822,275	$1,764,848

Interest-bearing deposits	$1,493,333	$1,363,570	$1,375,333	$1,368,235	$1,293,165
Securities sold under agreements to repurchase	3,573	3,649	3,802	3,611	4,585
FHLB advances	146,010	105,081	60,246	40,268	70,797
Note payable	3,957	3,000	3,000	3,000	3,000
Subordinated debt	14,982	14,957	14,933	14,909	14,884
Total interest-bearing liabilities	1,661,855	1,490,257	1,457,314	1,430,023	1,386,431
Noninterest-bearing deposits	226,559	198,140	196,476	195,880	193,028
Other noninterest-bearing liabilities	9,816	8,696	10,711	7,871	6,657
Total liabilities	1,898,230	1,697,093	1,664,501	1,633,774	1,586,116

Common stockholders' equity	214,643	203,434	198,415	188,501	178,732
Total stockholders' equity	214,643	203,434	198,415	188,501	178,732

Total liabilities and stockholders' equity	$2,112,873	$1,900,527	$1,862,916	$1,822,275	$1,764,848

	For the three-month period ended
Quarterly Summary Income Statement Data:	December 31	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2018	2018	2018	2018	2017

Interest income:
Cash equivalents	$35	$25	$26	$22	$11
Available for sale securities and membership stock	1,387	1,101	1,028	1,026	984
Loans receivable	22,785	20,916	19,093	18,337	18,236
Total interest income	24,207	22,042	20,147	19,385	19,231
Interest expense:
Deposits	4,925	4,009	3,656	3,281	3,025
Securities sold under agreements to repurchase	8	8	8	8	8
FHLB advances	932	599	332	199	284
Note payable	48	35	33	30	29
Subordinated debt	226	224	215	192	182
Total interest expense	6,139	4,875	4,244	3,710	3,528
Net interest income	18,068	17,167	15,903	15,675	15,703
Provision for loan losses	314	682	987	550	642
Securities gains	-	-	43	254	37
Other noninterest income	4,054	3,430	3,511	3,616	3,137
Noninterest expense	12,552	11,449	11,275	11,927	10,519
Income taxes	1,802	1,666	1,559	1,810	2,546
Net income available to common stockholders	$7,454	$6,800	$5,636	$5,258	$5,170

Basic earnings per common share	$0.82	$0.76	$0.63	$0.60	$0.60
Diluted earnings per common share	0.81	0.76	0.63	0.60	0.60
Dividends per common share	0.13	0.13	0.11	0.11	0.11
Average common shares outstanding:
Basic	9,137,000	8,996,000	8,995,000	8,762,000	8,589,000
Diluted	9,149,000	9,006,000	9,006,000	8,775,000	8,619,000

Return on average assets	1.41%	1.43%	1.21%	1.15%	1.17%
Return on average common stockholders' equity	13.9%	13.4%	11.4%	11.2%	11.6%

Net interest margin	3.71%	3.92%	3.72%	3.74%	3.87%
Net interest spread	3.49%	3.73%	3.55%	3.58%	3.72%

Efficiency ratio	56.7%	55.6%	58.1%	61.8%	55.8%